Exhibit 99.1
Media: Melissa Zona (314) 674-5555
Investors: Susannah Livingston (314) 674-8914
Solutia Announces Agreement to Acquire Etimex Solar
Uniquely positions Solutia as a global provider of both major encapsulants to the fast-growing photovoltaics industry
ST. LOUIS, March 1, 2010 — Solutia Inc. (NYSE: SOA) today announced that it has reached a definitive agreement to purchase Etimex Solar GmbH, a wholly owned subsidiary of Etimex Holding GmbH, which is controlled by funds affiliated with Alpha Gruppe. The purchase price of €240 million in cash is expected to be financed from existing cash on the balance sheet and additional debt. Etimex Solar is a leading supplier of ethylene vinyl acetate (EVA) encapsulants to the photovoltaic market. The acquisition is a significant step in Solutia’s plan to strategically grow its specialty chemicals and performance materials portfolio by enhancing its current businesses.
     Combining EVA with its existing polyvinyl butyral (PVB) encapsulant capabilities positions Solutia as the world’s only one-stop source for solar encapsulant solutions. This will enable Solutia to better meet customer needs by providing the broadest product offering in the industry. In addition, Saflex’s processing expertise, global commercial capabilities, and technology resources will enable rapid expansion in the photovoltaic market. Additional immediate benefits include:
     ☐ Diversification and expansion of end markets
     ☐ Enhancement of Solutia’s already strong EBITDA margins
     ☐ Enhancement of Solutia’s position as a leading components supplier to the high-growth renewable energy sector
     ☐ Product development and commercial synergies

     “This acquisition is a solid step forward that strengthens our core competencies, expands our end markets and supports Solutia’s growth strategy,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “Renewable energy is an acknowledged source of long-term growth that fits well with Solutia’s businesses, and the combination of EVA and PVB encapsulant manufacturing capabilities will result in access to additional opportunities. I am extremely excited about Etimex Solar and the role it will play in Solutia’s future success.”
     Etimex’s VistaSolar® products, manufactured in Dietenheim, Germany, offer ultra fast curing EVA films as well as new thermoplastic polyurethane (TPU) films which do not require the necessity of curing. This business reported 2009 net income of $31 million and 2009 EBITDA of approximately $34 million. This transaction is expected to close during the second quarter of 2010, contingent upon customary closing conditions, including receipt of governmental approvals. Deutsche Bank Securities Inc. and Kirkland & Ellis LLP acted as advisors on this transaction.
     The company will hold a conference call at 9:00 a.m. Central Time on Monday, March 1, 2010, during which Solutia executives will elaborate on the strategic fit and financial aspects of the transaction. A live webcast of the presentation, as well as a replay, will be available on the investors section of http://www.solutia.com. The phone number for the call is 888-713-4214 (U.S.) or 617-213-4866 (International), and the pass code is 39848800. A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 11811324.

Use of Non- GAAP Financial Information and Reconciliation to Comparable GAAP Number
     For the purpose of this press release, the company has used EBITDA (defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net) which is not determined in accordance with generally accepted accounting principles. The company believes that EBITDA is useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do. Below is a reconciliation of EBITDA to net income for Etimex Solar GmbH. For purposes of calculating EBITDA no taxes or interest expenses are attributed to Etimex Solar as these items were attributed to its parent company.
Reconciliation of Net Income to EBITDA

Etimex Solar GmbH	Twelve Months
Ended
December 31,
(dollars in millions)	2009
Net Income	$31
Plus:
Depreciation and Amortization	$3

EBITDA	$34

Note: Etimex Solar GmbH results are reported in accordance with German GAAP. We do not believe results would have been materially different under U.S. GAAP.
# # #

NOTE TO EDITORS: Solutia and Saflex are trademarks of Solutia Inc. and/or its subsidiaries. Etimex Solar is a trademark of Etimex Holding GmbH. Etimex is a trademark of Etimex Holding GmbH and VistaSolar is a trademark of Etimex Solar GmbH.
Dollar amounts herein regarding Etimex Solar were converted with a USD to Euro exchange rate of 1.39.
Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia’s ability to raise additional funds which is subject to market conditions. These statements are subject to the satisfaction of closing and market conditions. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk and uncertainties regarding the consummation of the transactions described in this press release or the timing thereof, including the possibility that the conditions to consummating the transactions may not be satisfied or that the transactions may not close, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 50 locations. More information is available at www.Solutia.com.
Source: Solutia Inc.
St. Louis
3/1/10